[Exhibit 99.1 - Press Release]

PREMIER ANNOUNCES AVAILABILITY OF SHAREHOLDER NEWSLETTER AT WWW.PREMIERDEV.COM

Tampa, Florida -- June 9, 2004 -- Premier Development & Investment, Inc. (OTC Bulletin Board: PDVN; Frankfurt: YP3) encourages investors to visit http://www.premierdev.com to sign up for Premier's new shareholder newsletter that provides updates on news, company developments, and periodic shareholder updates from Premier's management.

"We want shareholders and other people interested in the company to be informed of our progress. Through our new newsletter they receive updates directly from the company in a timely manner which we feel is an important part of our commitment to our growing shareholder base," Eric R. Boyer, Premier's President and CEO, commented.

Mr. Boyer further stated, "We want everyone to be aware or our corporate growth strategy and the steps we are taking to meet those goals. For example just last week we announced another reduction in our shares outstanding by canceling 6.7 million shares. This share cancellation, along with the prior cancellations, immediately enhances overall shareholder and book value. We anticipate being able to conclude our acquisition of Players Grille and Countrywide Realty in the near future, which will further enhance shareholder and book values while providing an immediate and substantial increase in revenues and earnings."

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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